PROSPECTUS SUPPLEMENT	EXHIBIT 99.1
(To Prospectus dated August 15, 2007)	REGISTRATION NO. 333-96061

1,000,000,000 Depositary Receipts
Internet Architecture HOLDRS (SM) Trust

This prospectus supplement supplements information contained in the prospectus dated August 15, 2007 relating to the sale of up to 1,000,000,000 depositary receipts by the Internet Architecture HOLDRS (SM) Trust.

The share amounts specified in the table in the “Highlights of Internet Architecture HOLDRS” section of the base prospectus shall be replaced with the following:

Name of Company(1)	Ticker	Share Amounts	Primary Trading Market
3Com Corporation	COMS	3	NASDAQ
Adaptec, Inc.	ADPT	1	NASDAQ
Apple Inc.	AAPL	4	NASDAQ
Ciena Corporation	CIEN	.2857	NASDAQ
Cisco Systems, Inc.	CSCO	26	NASDAQ
Dell Inc.	DELL	19	NASDAQ
EMC Corporation	EMC	16	NYSE
Extreme Networks, Inc.	EXTR	2	NASDAQ
Foundry Networks, Inc.	FDRY	1	NASDAQ
Hewlett-Packard Company	HPQ	22.2225	NYSE
International Business Machines Corporation	IBM	13	NYSE
Juniper Networks, Inc.	JNPR	2	NASDAQ
Brocade Communications Systems, Inc.	BRCD	0.4417	NASDAQ
Network Appliance, Inc.	NTAP	2	NASDAQ
Napster, Inc.	NAPS	0.1646	NASDAQ
Sun Microsystems, Inc.(2)	JAVA	6.25	NASDAQ
Sycamore Networks, Inc.	SCMR	2	NASDAQ
Symantec Corp.	SYMC	1.0039	NASDAQ
Unisys Corporation	UIS	2	NYSE

(1)           The merger between Seagate Technology, Inc. and Veritas Software became effective November 22, 2000.  At the time of the merger, Veritas Software replaced Seagate Technology, Inc. as an underlying constituent of the Internet Architecture HOLDRS Trust.  Effective November 14, 2007, a distribution to the former shareholders of Seagate Technology Inc. was announced.  For the former 2 shares of Seagate Technology Inc. represented by each 100 share round lot of Internet Architecture HOLDRS, The Bank of New York received $0.048981.  The Bank of New York distributed the cash at a rate of $0.000489 per depositary share of Internet Architecture HOLDRS on November 27, 2007.

(2)           Effective November 12, 2007, Sun Microsystems Inc. (NASDAQ ticker “JAVA”), an underlying constituent of the Internet Architecture HOLDRS Trust, began trading under the ticker symbol “JAVAD.”  Effective November 13, 2007, due to the 1 for 4 reverse stock split of Sun Microsystems Inc., the quantity of shares represented by each 100 share round lot of Internet Architecture HOLDRS Trust decreased to 6.25 “JAVAD” (from 25 “JAVAD”).

Effective December 11, 2007, Sun Microsystems Inc. (NASDAQ ticker “JAVAD”), an underlying constituent of the Internet Architecture HOLDRS Trust, changed its ticker symbol back to “JAVA.”

The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

The date of this prospectus supplement is December 31, 2007.